Exhibit 99.2

NCI Building Systems

CFO Commentary on Third Quarter 2015 Fiscal Year Results

Summary

The third quarter 2015 results compared to last year’s third quarter were as follows:

•	Revenue of $420.8 million increased 16.4% from $361.6 million, primarily driven by the recent acquisition of CENTRIA

•	Gross profit margin of 23.9% increased over the comparable prior year period by 190 basis points

•	Operating income was $19.4 million compared to $12.2 million in the prior year period. *Adjusted for special items, operating income was $25.2 million compared to $13.7 million in the prior year period

•	Net income was $7.2 million compared to the prior year period’s $6.1 million

•	*Adjusted EBITDA grew to $38.2 million from the prior year period’s $25.0 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.

Revenue

Revenue of $420.8 million was up by 16.4% from a year ago. However, this quarter includes the results of operations for recently acquired CENTRIA, which produced revenue during this period of $59.3 million. The performance of our three operating segments was as follows:

•	Coater’s revenue of $62.4 million decreased by 8.7%, with volumes down by 3.3% versus last year’s third quarter results. For the period, third party revenue decreased 14.5% with volumes down by 10.7%.

•	Component’s revenue of $251.2 million increased by 36.3% versus last year’s third quarter. Adjusted to exclude CENTRIA, revenue increased by 4.1% and volumes increased by 7.6% over last year’s third quarter. Similarly adjusted for the period, third party revenue increased 0.3% with volumes up by 1.5%.

•	Building’s revenue of $176.5 million increased by 1.3%, with volumes up by 5.8% versus last year’s comparable quarter. For the period, third party revenue increased 2.3% with volumes up by 7.5%.

The current year period was negatively impacted by unusually high levels of precipitation in May and June, which impacted construction schedules broadly and our customers ability to take delivery of our products. In addition, our incurred material input costs (excluding our toll coated and insulated products) decreased by 7% on average over the same period of the prior year primarily as the result of declining steel prices. Each of these items reduced our recorded revenue during the period. While it is not possible to precisely measure these items, we estimate that the approximate impact on revenue was as follows for the quarter:

•	Delays due to excess precipitation and cascading construction schedules: $8 million to $10 million

•	Pass through of lower steel input costs: $10 million to $11 million

1

Gross Margin

Gross profit increased to $100.7 million, up $21.1 million from last year’s third quarter. Our investments to expand our insulated metal panel offering, improve our manufacturing responsiveness, and our focus on value oriented commercial discipline combined with effective supply chain management are beginning to be reflected in our improving gross margins.

Gross Margin Reconciliation: Q3’14 to Q3’15 (22.0% to 23.9%, up 190 basis points)
[note: point attributions are approximate]

•	+ 77 bps:	Improving product mix, including increased insulated panels
•	+ 73 bps:	Supply chain effectiveness and commercial discipline
•	+ 50 bps:	Relative business segment mix (e.g. lower coatings, higher components)
•	+ 14 bps:	Production and logistic efficiency improvements
•	- 30 bps:	Impact of fair value adjustment of acquired inventory
•	+ 6 bps:	Other improvements

ESG&A Expenses

ESG&A expenses were $74.5 million, up $9.7 million from prior year third quarter. ESG&A expenses as a percent of revenues decreased from 17.9% last year to 17.7% in the current quarter. The change in ESG&A expenses over the prior year is attributable primarily to the following:

•	approximately $9.9 million increase due to the inclusion of CENTRIA in the current year period

ESG&A expenses came in lower than previous guidance of $77.5 million to $79.5 million primarily due to lower revenue activity than expected for the quarter related to the cascading effects of excess precipitation mentioned earlier.

*Adjusted EBITDA

*Adjusted EBITDA increased $13.2 million from $25.0 million last year to $38.2 million in the current quarter. The increase in Adjusted EBITDA is attributable to the following:

•	+ $5.1	million improvements in product mix, production and logistic efficiencies, commercial discipline and supply chain effectiveness
•	+ $ 6.9	million contribution from recently acquired CENTRIA
•	+ $ 2.5	million net effect of higher volumes in our Buildings segment
•	- $0.6	million from foreign currency transaction losses and other income/expense items
•	- $0.7	million from other operating items

Working Capital

We have experienced nominal increases in our working capital metrics over the prior year, primarily as the result of including CENTRIA in our consolidated numbers in 2015. Our average days sales outstanding for the quarter increased to 35.5 days, compared to 33.1 days in the prior year same period. Our average days in inventory outstanding increased to 47.4 days, compared to 44.4 days in the prior year. And finally, our average days in payables outstanding increased to 37.4 days compared to 32.0 days from the same period of the prior year. We expect that over time CENTRIAs metrics will converge with our historical levels.

2

Q4 2015 Outlook

The following are our current expectations for certain financial items for our fourth fiscal quarter of 2015, which include the activities of CENTRIA for the full quarter.

ESG&A Expenses

We expect our ESG&A expenses to range between $76 million and $79 million. This amount excludes the amortization of intangible assets, which are shown on a separate line item on the statement of operations and discussed below.

Intangible asset amortization

We expect our intangible asset amortization to range between $4.0 million and $6.6 million. This quarterly estimate includes a range of between $2.0 million and $4.5 million for amortization of short lived acquired intangibles related to the CENTRIA acquisition which will become fully amortized by the end of the fourth quarter. We expect to finalize our fair value assessment for the acquired intangibles during the fourth quarter and due to the short lives of certain intangible assets, such as backlog, the amount of amortization expense may vary significantly. For comparison, total intangible amortization expense in the fourth quarter of 2014 was only $1.0 million.

Interest Expense

We expect our interest expense, related to our new $250 million 8.25% Senior Notes, our Term Loan Facility, amortization of deferred financing costs and costs from our ABL Facility, to range between $7.9 million and $8.2 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 34% and 36%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 74.6 million for the upcoming quarter and 74.5 million for fiscal 2015. This compares to the 74.3 million shares used in the calculation of diluted EPS for the third quarter of 2015.

Balance Sheet and Cash Flow Items

We expect our total capital expenditures in fiscal 2015 to range between $22 million and $25 million with the inclusion of CENTRIA.

3

Forward-Looking Statements

Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company's current expectations and/or beliefs concerning future events. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, our ability to integrate CENTRIA with the Company’s business and to realize the anticipated benefits of such acquisition, ability to make strategic acquisitions accretive to earnings; industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's existing debt, including its 8.250% Senior Notes due 2023, and ability to obtain future financing; ability to comply with financial tests and covenants contained in the Company’s existing and future debt obligations; operational limitations or restrictions in connection with the Company’s debt; recognition of asset impairment charges; fluctuations in customer demand; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; commodity price increases and/or limited availability of raw materials, including steel; competitive activity and pricing pressure; increases in energy prices; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; breaches of the Company’s information system security measures and damage to our major information management systems; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; costs related to environmental cleanups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the volatility of the Company's stock price, the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by our sponsor; and substantial governance and other rights held by our sponsor. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 2, 2014 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 1, 2015 and in other reports we file with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

4

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL THREE MONTHS ENDED AUGUST 2, 2015 AND AUGUST 3, 2014
(In thousands)
(Unaudited)

	Fiscal Three Months Ended August 2, 2015
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$5,497	$17,025	$14,363	$(17,507)	$19,378
Restructuring charges	-	262	138	350	750
Strategic development and acquisition related costs	-	-	-	701	701
Fair value adjustment of acquired inventory	-	1,000	-	-	1,000
Amortization of short lived acquired intangibles	-	3,334	-	-	3,334
Adjusted operating income (loss) (1)	$5,497	$21,621	$14,501	$(16,456)	$25,163

	Fiscal Three Months Ended August 3, 2014
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$6,665	$10,437	$11,454	$(16,354)	$12,202
Strategic development costs	-	-	-	1,486	1,486
Adjusted operating income (loss) (1)	$6,665	$10,437	$11,454	$(14,868)	$13,688

(1)	The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.

5

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS (ADJUSTED EBITDA)
(In thousands)
(Unaudited)

	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	Trailing 12 Months
	November 2,	February 1,	May 3,	August 2,	August 2,
	2014	2015	2015	2015	2015
Net income (loss)	$14,259	$(320)	$(7,488)	$7,220	$13,671
Add:
Depreciation and amortization	9,220	9,731	13,766	14,541	47,258
Consolidated interest expense, net	3,053	3,980	8,280	8,135	23,448
Provision for (benefit from) income taxes	4,215	(490)	(4,087)	3,520	3,158
Restructuring charges	-	1,477	1,759	504	3,740
Strategic development and acquisition related costs	3,512	1,729	628	701	6,570
Fair value adjustment of acquired inventory	-	583	775	1,000	2,358
Share-based compensation	2,022	2,933	2,201	2,568	9,724

Adjusted EBITDA (1)	$36,281	$19,623	$15,834	$38,189	$109,927

	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	Trailing 12 Months
	November 3,	February 2,	May 4,	August 3,	August 3,
	2013	2014	2014	2014	2014
Net income (loss)	$8,276	$(4,258)	$(4,905)	$6,089	$5,202
Add:
Depreciation and amortization	9,012	8,767	8,941	8,994	35,714
Consolidated interest expense, net	3,334	3,100	3,035	3,142	12,611
Provision for (benefit from) income taxes	5,410	(2,506)	(3,057)	2,837	2,684
Gain on insurance recovery	(1,023)	(987)	(324)	-	(2,334)
Unreimbursed business interruption costs	500	-	-	-	500
Secondary offering costs	-	704	50	-	754
Strategic development costs	-	-	-	1,486	1,486
Share-based compensation	4,565	3,179	2,563	2,404	12,711

Adjusted EBITDA (1)	$30,074	$7,999	$6,303	$24,952	$69,328

(1)	The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL Facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

6